AMENDMENT TO
SEPARATION AGREEMENT

This Amendment to the Separation Agreement (the "Agreement") ") is made effective as of the date the last of the parties executes this Agreement (the "Effective Date") by and among Cary J. Claiborne and New Generation Biofuels Holdings, Inc  (the "Parties").

RECITALS

A. The Parties entered into a Separation Agreement on October 9, 2010.

B. The Parties have agreed to amend the Agreement as set forth herein.

AGREEMENT

Section 2(b) is  hereby amended to change the amount of the Cash Severance Payment to a single lump sum of  $70,000.

Section 2(c) (ii) is hereby amended to change the number of shares from 232,026 to 251,715 per verification by the Company's Controller.

Consulting Agreement. Effective October 10, 2010 the Company will enter into an agreement with your company Prosperity Capital Management, LLC to provide advisory and other transition services to the Company’s new President and Chief Executive Officer as well as to the Chief Financial Officer.  The initial term of the agreement will be from October 10 - November 30, 2010, and may be extended by mutual written agreement of both parties. The consulting fee associated with the agreement will be $60,000 paid in a single lump within 5 business days of the effective date of the consulting agreement.

Except as amended hereby, all other terms and conditions of the Agreement remain in full force and effect.

Accepted this 19th  day of  October, 2010.

John E. Mack
Chairman of the Board

Cary J. Claiborne